EXHIBIT 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

August 7, 2009	CLIENT/MATTER NUMBER 025294-0102

Hudson Highland Group, Inc.

560 Lexington Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel for Hudson Highland Group, Inc., a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,600,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), and the related Preferred Share Purchase Rights (the “Rights”), which may be issued pursuant to the Hudson Highland Group, Inc. 2009 Incentive Stock and Awards Plan (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 2, 2005, between Hudson Highland Group, Inc. and The Bank of New York (the “Rights Agreement”).

In connection with our representation, we have examined: (a) the Plan and related documents; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Amended and Restated Certificate of Incorporation and By-laws of the Company, each as amended to date; (d) the Rights Agreement; (e) the resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock and Rights thereunder; and (f) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

1. The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

2. The Rights, when issued by the Company pursuant to the terms of the Rights Agreement, will be validly issued.

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

Hudson Highland Group, Inc.

August 7, 2009

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP